EXHIBIT 10.2

September 14, 2021

Dear Marne Levine:

On behalf of Facebook, Inc. (the “Company” or "Facebook"), I am pleased to confirm the terms of the transition of your position at Facebook to the new position of Chief Business Officer. You will continue to work out of the Company’s Menlo Park office, under the guidance of Sheryl Sandberg. This transition is effective as of September 7, 2021 (the "Transition Date"). This letter, and the other agreements referenced herein, supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of the state in which you are employed, without regard to its conflict of laws provisions.

1. Compensation.

a. Base Pay. In this regular full-time position, your annual base pay will not change and you will continue to receive annual base pay in the amount that was in effect immediately prior to the Transition Date. Your base pay will be payable pursuant to the Company’s regular payroll policy. Your base pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b. Bonus. You may continue to be eligible to receive a semi-annual discretionary bonus of up to a target percentage of your Base Eligible Earnings as defined in the Company's bonus plan. Your applicable target percentage will be the same as was in effect for you immediately prior to the Transition Date. Based on your performance, you can over-achieve your bonus target pursuant to the Company's bonus plan. Your bonus arrangement will be periodically reviewed as a part of the Company’s regular reviews of compensation.

2. Employee Benefits.

a. Paid Time Off. Subject to the Company’s PTO policy, you will be eligible to accrue up to twenty-one (21) days of PTO per calendar year, pro-rated for the remainder of this calendar year.

b. Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, and vision, subject to any eligibility requirements imposed by such plans.

3. Confidentiality Agreement. By signing and agreeing to this Offer Letter, you also agree to be bound by the terms and conditions of the enclosed Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”). We require that you sign the Confidentiality Agreement and return it to us with this Offer Letter.

4. Mutual Arbitration Agreement. Facebook values all of its employees and fosters good relations with, and among, its employees, but we recognize that disagreements occasionally occur. We believe that the resolution of such disagreements is best accomplished by internal dispute resolution and, where that fails, by external arbitration. For these reasons, Facebook has adopted an arbitration agreement (the “Arbitration Agreement”), a copy of which is enclosed. Please review and sign the Arbitration Agreement.

5. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all, as set forth in the Company's Code of Conduct. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

8. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or no particular reason or cause. The Company also reserves the right to modify or amend the terms of your employment at any time, with or without notice, and for any reason in its sole discretion. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by an authorized representative of the Company.

9. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

10. Definitions. All references in this Offer Letter to the “Company” or “Facebook” shall refer to Facebook, Inc. and/or any of its direct or indirect subsidiaries or affiliates, as appropriate.

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Very truly yours,
Facebook, Inc.

/s/ Miranda Kalinowski
By: Miranda Kalinowski, VP, Global Recruiting

ACCEPTED AND AGREED:

Marne Levine

/s/ Marne Levine
Signature

Date: October 25, 2021